SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-K

                           CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  March 10, 1997

                           STEWART ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

            LOUISIANA                0-19508                 72-0693290
   (State or other jurisdiction    (Commission            (I.R.S. Employer
        of incorporation)          File Number)         Identification No.)

                        110 Veterans Memorial Boulevard
                           Metairie, Louisiana  70005
              (Address of principal executive offices) (Zip Code)

                                 (504) 837-5880
              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report)

Item 5.  Other Events

      On March 10, 1997 the Company issued the following press release.



      CONTACT:    Ronald H. Patron
                  Stewart Enterprises, Inc.
                  110 Veterans Blvd.
                  Metairie, LA 70005
                  504/837-5880
                                                   FOR IMMEDIATE RELEASE


STEWART ENTERPRISES REPORTS FIRST QUARTER FISCAL YEAR 1997 RESULTS - EARNINGS PER SHARE INCREASE 23%

Metairie, Louisiana, March 10, 1997. . . Stewart Enterprises, Inc. (Nasdaq NMS:STEI) today announced that net earnings and earnings per share increased 23% to $15.4 million and $0.37, respectively, for the first quarter ended January 31, 1997, from $12.5 million and $0.30, respectively, reported for the comparable period last year. Per-share amounts for fiscal year 1996 have been restated to reflect the Company's 3-for-2 stock split effective June 21, 1996. For the current quarter, revenues increased 19%, to $122.7 million from $102.8 million reported last year.


FINANCIAL PERFORMANCE ON TRACK; $600 MILLION BANK FACILITY PROVIDES FUEL FOR GROWTH

Joseph P. Henican, III, CEO, commented, "We are delighted to report on another successful quarter, demonstrated by earnings per share growth in excess of 20%, driven by increases in revenues and net earnings. With this solid performance as a foundation, we are on track to achieve our goal of 20% growth in earnings per share for fiscal year 1997."

Mr. Henican continued, "We currently are in the process of syndicating a new $600 million revolving credit facility, which will replace our existing $350 million bank facility. The syndication was favorably received by the participating banks, and we expect to close the transaction shortly. The increased availability provided by this facility will be used primarily to fund our continuing acquisition program."

MARGINS CONTINUE TO EXPAND; ACQUISITION PACE STRONG

William E. Rowe, President and COO, stated, "We continue to experience margin enhancement in both segments of our business. For the quarter, our funeral gross margin increased 120 basis points over the comparable quarter last year, and our cemetery gross margin expanded 100 basis points over 1996 levels. These results were accomplished through ongoing improvements in our core business and contributions from recent acquisitions."

Mr. Rowe went on to say, "Thus far in fiscal year 1997, we have acquired or committed to acquire 41 businesses for an aggregate purchase price of approximately $115 million, including our recently announced entry into Europe with the execution of a definitive agreement to acquire one of the largest independent funeral firms in Spain. Through these acquisitions and commitments, we entered New Mexico and Oklahoma, will have added another 16 properties to our West Coast operations, and will have expanded our presence in Australia and New Zealand with 13 additional businesses there. We remain committed to our strategy of clustering our operations and growing our Company in a disciplined, balanced manner, and we will continue to capitalize on attractive acquisition opportunities as they arise."

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in North America, currently owning and operating 323 funeral homes and 120 cemeteries in 23 states, Puerto Rico, Mexico, Australia, New Zealand and Canada.

                                 #####

                 STEWART ENTERPRISES, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF EARNINGS

              (Dollars in thousands, except per share amounts)
                               (Unaudited)

                                 Three Months Ended January 31,
                                 _______________________________
                                        1997          1996
                                       _______       ________
Revenues:
   Funeral                         $    68,906   $    53,087
   Cemetery                             53,756        49,670
                                   _____________ _____________
      Total revenues                   122,662       102,757
                                   _____________ _____________

Costs and expenses:
   Funeral                              46,405        36,369
   Cemetery                             40,387        37,789
                                   _____________ _____________
      Total costs and expenses          86,792        74,158
                                   _____________ _____________
   Gross profit                         35,870        28,599
Corporate general and
  administrative expenses                3,855         2,950
                                   _____________ _____________
   Operating earnings                   32,015        25,649
Interest expense                        (8,962)       (6,204)
Investment and other income                785           551
                                   _____________ _____________
   Earnings before income taxes         23,838        19,996
Income taxes                             8,462         7,498
                                   _____________ _____________
   Net earnings                    $    15,376   $    12,498
                                   ============= =============
   Earnings per common share       $      0.37   $      0.30(a)
                                   ============= =============
Weighted average common shares
  outstanding (in thousands)            41,853        41,031(a)
                                   ============= =============
Dividends per common share         $     0.020   $     0.013(a)
                                   ============= =============

(a) Restated to reflect the Company's three-for-two stock split effective June 21, 1996.

                               SIGNATURE




     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          STEWART ENTERPRISES, INC.


March 10, 1997                           /s/  KENNETH C. BUDDE
                                         ______________________________
                                          Kenneth C. Budde
                                          Senior Vice President-Finance
                                          Secretary and Treasurer
                                          (Principal Accounting Officer)